Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, October 27, 2005	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS A 64% INCREASE

IN NET EARNINGS FOR THE THIRD QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the third quarter ended September 30, 2005.

Net earnings for the quarter ended September 30, 2005 increased by 64% to $6,772,000 compared with $4,136,000 for the same period last year. Earnings from continuing operations per diluted share increased by 55% for the quarter ended September 30, 2005 to $.17 compared with $.11 for the same period last year. Earnings from continuing operations before income taxes for the quarter ended September 30, 2005 increased by $1,969,000, or 18%, to $12,936,000 compared with $10,967,000 in the comparable quarter of the prior year. Improvements at the Company’s fall Dover NASCAR weekend events and the inclusion of Gateway’s NASCAR Busch Series event contributed to the increase in earnings from continuing operations before income taxes.

Revenues increased by $5,409,000 to $42,822,000 for the quarter ended September 30, 2005 compared with $37,413,000 in the third quarter of 2004. The Company promoted a total of seven major motorsports events in the third quarter of 2005 compared with six events in the third quarter of 2004. The extra event in 2005 was the Gateway NASCAR Busch Series event, which was held during the second quarter of 2004. In addition, the Gateway Craftsman Truck Series event that was held in the third quarter of 2004 was promoted in the second quarter of 2005 and the Memphis Truck event that was held in the second quarter of 2004 was promoted this year in the third quarter. Broadcasting and admissions revenues for comparable NASCAR events all increased over the same period of the prior year.

Operating and marketing expenses were $23,436,000 for the quarter ended September 30, 2005 compared with $19,634,000 in the comparable quarter of 2004. Direct operating expenses from those third quarter events that were not in the prior year’s third quarter represented $2,648,000 of the increase in operating expense.

General and administrative expenses were $3,324,000 in the third quarter of 2005 compared with $3,498,000 for the same quarter last year. Administrative expenses in 2004 included $267,000 for a judgment entered into against the Company related to a claim from a prior year.

Net interest expense was $268,000 lower in the third quarter of 2005 compared with the same quarter of the prior year primarily due to lower average amounts outstanding on the Company’s bank credit facility during most of the third quarter of 2005. On September 10, the Company closed on a self-tender offer, which required borrowings of approximately $28 million. The impact of higher short-term interest rates in 2005 was virtually offset by narrower spreads on the Company’s bank facility during this period. Interest expense in the third quarter of 2004 also included $115,000 of pre-judgment interest related to the claim mentioned earlier.

The Company’s effective income tax rates in the third quarter of 2005 and 2004 were 47.6% and 58.8%, respectively. The decrease in the effective income tax rate from the comparable period in the prior year was due to an increase in the Company’s estimated annual consolidated pre-tax earnings for 2005 as compared to 2004.

For the nine months ended September 30, 2005, revenues were $87,749,000 compared with $81,220,000 in the prior year. The Company promoted 14 major events in the first nine months of both years. For the nine months ended September 30, 2005 net earnings increased by 83% to $11,174,000 compared with $6,113,000 for the prior year. Earnings from continuing operations per diluted share increased by 53% to $.26 compared with $.17 last year.

The Company’s financial position during the first nine months of 2005 remained stable. Cash flow from continuing operations was $16,591,000 compared with $14,259,000 for the first nine months of last year. At September 30, 2005, indebtedness was $56,285,000, compared with $46,288,000 that was outstanding a year earlier. The increase in debt was primarily due to the tender offer mentioned earlier.

Capital spending was $8,582,000 for the nine month period ended September 30, 2005 compared with $2,657,000 in the same period of the prior year.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Admissions	$18,427	$15,790	$36,383	$33,684
Event-related	12,625	12,468	25,444	25,836
Broadcasting	11,618	9,133	25,619	21,638
Other	152	22	303	62

	42,822	37,413	87,749	81,220

Expenses:
Operating and marketing	23,436	19,634	48,366	45,375
General and administrative	3,324	3,498	9,714	9,828
Depreciation and amortization	2,386	2,306	7,053	6,884

	29,146	25,438	65,133	62,087

Operating earnings	13,676	11,975	22,616	19,133
Interest income	7	1	15	485
Interest expense	(747)	(1,009)	(2,432)	(3,102)

Earnings from continuing operations before income taxes	12,936	10,967	20,199	16,516
Income taxes	6,164	6,453	9,626	9,492

Earnings from continuing operations	6,772	4,514	10,573	7,024
(Loss) earnings from discontinued operation (including gain on disposal of $5,143 for the nine months ended September 30, 2005), net of income taxes of $3,574 for the nine months ended September 30, 2005, and income tax benefits of $204 and $514 for the three and nine months ended September 30, 2004	—	(378)	601	(911)

Net earnings	$6,772	$4,136	$11,174	$6,113

Earnings per common share - basic:
Continuing operations	$0.17	$0.11	$0.26	$0.17
Discontinued operation	—	(0.01)	0.02	(0.02)

Net earnings	$0.17	$0.10	$0.28	$0.15

Earnings per common share - diluted:
Continuing operations	$0.17	$0.11	$0.26	$0.17
Discontinued operation	—	(0.01)	0.02	(0.02)

Net earnings	$0.17	$0.10	$0.28	$0.15

Average shares outstanding:
- Basic	39,407	40,037	39,851	40,008
- Diluted	39,656	40,052	40,011	40,027

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	September 30, 2005	September 30, 2004	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,930	$857	$134
Accounts receivable	10,038	9,108	2,336
Inventories	205	240	208
Prepaid expenses and other	1,566	1,535	1,812
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	105	—
Deferred income taxes	426	379	675
Current assets of discontinued operation	13	1,671	2,593

Total current assets	14,178	13,895	7,758
Property and equipment, net	223,280	221,073	220,949
Restricted cash	3,217	3,568	3,571
Other assets, net	1,326	1,390	1,385
Deferred income taxes	45	46	46
Goodwill	2,487	2,487	2,487
Non-current assets of discontinued operation	—	11,908	12,054

Total assets	$244,533	$254,367	$248,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,703	$1,688	$1,898
Accrued liabilities	6,112	6,024	5,323
Payable to Dover Downs Gaming & Entertainment, Inc.	—	—	2
Income taxes payable	1,866	1,049	324
Current portion of long-term debt	875	805	805
Deferred revenue	4,865	5,266	9,306
Current liabilities of discontinued operation	355	1,874	2,633

Total current liabilities	16,776	16,706	20,291
Notes payable to banks	38,600	27,800	27,000
Long-term debt	16,810	17,683	17,684
Other liabilities	42	64	64
Deferred income taxes	51,942	49,528	44,745
Stockholders’ equity:
Common stock	1,544	1,688	1,695
Class A common stock	2,092	2,330	2,324
Additional paid-in capital	101,537	128,483	128,542
Retained earnings	16,597	10,909	6,834
Accumulated other comprehensive loss	(525)	(403)	(527)
Deferred compensation	(882)	(421)	(402)

Total stockholders’ equity	120,363	142,586	138,466

Total liabilities and stockholders’ equity	$244,533	$254,367	$248,250

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Operating activities:
Net earnings	$11,174	$6,113
Adjustments to reconcile net earnings to net cash provided by operating activities of continuing operations:
Depreciation and amortization	7,053	6,884
Amortization of credit facility fees	117	220
Amortization of deferred compensation	156	32
Tax benefit of stock options exercised	—	6
Deferred income taxes	7,447	7,674
(Earnings) loss of discontinued operation, net	(601)	911
Changes in assets and liabilities:
Accounts receivable	(7,702)	(7,348)
Inventories	3	(25)
Prepaid expenses and other	273	(62)
Accounts payable	805	(1,598)
Accrued liabilities	789	1,880
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	(2)	(9)
Income taxes payable/receivable	1,542	3,547
Deferred revenue	(4,441)	(3,945)
Other liabilities	(22)	(21)

Net cash provided by operating activities of continuing operations	16,591	14,259

Investing activities:
Capital expenditures	(8,582)	(2,657)
Proceeds from sale of discontinued operation, net of transaction costs	15,132	—
Restricted cash	354	(135)

Net cash provided by (used in) investing activities of continuing operations	6,904	(2,792)

Financing activities:
Borrowings from (repayments on) notes payable to banks, net	11,600	(15,245)
Repayments of long-term debt	(804)	(744)
Repurchase of common stock	(28,518)	—
Proceeds from stock options exercised	494	259
Credit facility origination and amendment fees	(145)	(332)
Dividends paid	(1,411)	(1,203)

Net cash used in financing activities of continuing operations	(18,784)	(17,265)

Net cash (used in) provided by discontinued operation	(2,915)	3,307

Net increase (decrease) in cash and cash equivalents	1,796	(2,491)
Cash and cash equivalents, beginning of period	134	3,348

Cash and cash equivalents, end of period	$1,930	$857